Exhibit 99.2

December 12, 2008 10:27 PM Eastern Time

WorldGate Announces Strategic Investment Agreement

TREVOSE, Pa. & CONCORD, N.C.—(BUSINESS WIRE)—WorldGate Communications, Inc. (Nasdaq –WGAT.OB), a leading provider of video phone products and WGI Investor, LLC, a private investment fund, today announced that they have reached an agreement for the sale of a controlling interest in WorldGate to WGI Investor. In a transaction earlier this week, WGI Investor acquired the entire interest in certain debentures from the company’s senior secured creditor, YA Global Investments, LP (f/k/a Cornell Capital Partners, LP), and today’s agreement calls for WGI Investor to exchange these debentures, plus additional consideration, for 63% of the company’s common voting equity. The transaction includes a further cash investment in WorldGate, and is contingent on the completion of certain outlined activities, including shareholder approval, expected to be obtained in early 2009. The transaction will result in the elimination of the debentures, valued at $5.0M, and provide additional working capital to WorldGate.

WGI Investor is a private investment fund whose ownership includes the owners of ACN, Inc., the world’s largest direct selling telecommunications company, which offers a broad range of telecommunications services in 19 countries in North America, Europe and the Asia-Pacific region. ACN has announced today that it has agreed to purchase in excess of $50M in video phones from WorldGate in a separate transaction.

The companies expect to distribute details of the transactions within the next few weeks.

The company has scheduled a conference call for Monday, December 15, 2008, at 4:15 PM EST to discuss the transactions and to answer questions. The conference call telephone number is 347-284-6930 (or toll-free at 866-550-6338). The conference ID is 6614181. A replay of the conference call will be available for one week after the call on the WorldGate website at www.wgate.com.

Information about WorldGate Communications can be found at www.wgate.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended. These securities described in this release have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts

WorldGate

Jim McLoughlin, 215-354-5455

jmcloughlin@wgate.com